Exhibit 21

Subsidiaries

Direct Subsidiary of First United Corporation

First United Bank & Trust, a Maryland corporation (the “Bank”)

First United Statutory Trust I, a Connecticut statutory business trust

First United Statutory Trust II, a Connecticut statutory business trust

Direct Subsidiary of the Bank

OakFirst Loan Center, LLC, a Maryland limited liability company

OakFirst Loan Center, Inc., a West Virginia corporation

Liberty Mews Limited Partnership, a Maryland limited partnership

MCC FUBT Fund, LLC, an Ohio limited liability company

First OREO Trust, a Maryland statutory trust